Exhibit 10.9

INSURANCE SERVICES OFFICE, INC.
1996 INCENTVE PLAN
(Effective as of January 1, 1997)
(As amended through September 18,2002)

TABLE OF CONTENTS

1. PURPOSE OF PLAN	1

2. DEFINITIONS	1

3. ADMINISTRATION OF PLAN	4

4. AWARDS, OFFERS AND PARTICIPANT LOANS	4

5. AWARDS OF OPTIONS	5

6. AWARDS OF RESTRICTED STOCK	8

7. STOCK PURCHASE OFFERS	10

8. LOAN PROGRAM	13

9. LIMITATIONS AND CONDITIONS	15

10. STOCK ADJUSTMENTS; PUBLIC OFFERING	17

11. AMENDMENT AND TERMINATION	18

12. WITHHOLDING TAXES	18

13. LEGENDS	19

14. EFFECTIVE DATE	19

INSURANCE SERVICES OFFICE, INC.
1996 INCENTIVE PLAN
(Effective as of January 1, 1997)
(As amended through September 18, 2002)
1. Purpose of Plan
          The purpose of this 1996 incentive Plan is to aid the Company in securing and retaining Key Employees of outstanding ability by making it possible to offer them increased incentives, which may include a proprietary interest in the Company, to join or continue in the service of the Company and to increase their efforts for its welfare.
2. Definitions
          As used in the Plan, the following words shall have the following meanings:
          (a) “Award” means an award or grant made to a Participant pursuant to the Plan, including, without limitation, an award or grant of an Option, an award or grant of Restricted Stock, or any combination thereof;
          (b) “Award Agreement” means an agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to an Award;
          (c) “Board of Directors” means the Board of Directors of the Company;
          (d) “Cause” means (i) a material failure by the Participant to perform his or her duties which shall persist uncured for a ninety (90) day period after written notice is given to the Participant setting forth in detail the duties which the Company alleges the Participant failed to perform; (ii) the commission by the Participant of a felony, a crime involving moral turpitude or the perpetration by Participant of a common law fraud; or (iii) any other willful act or omission by the Participant, which is materially injurious to the financial condition or business reputation of the Company.
          (e) “Committee” means a committee of the Board of Directors having authority delegated by the Board of Directors to establish compensation arrangements relating to the Company;
          (f) “Common Stock” means Class A common stock of the Company;
          (g) “Company” means Insurance Services Office, Inc.;
          (h) “Disability” means the Participant ceases his or her employment with the Company because he or she is unable, as a result of a mental or physical illness, to perform the essential duties of his or her position with the Company with reasonable accommodation.
          (i) “Exercise Price” means the price at which a Participant may purchase Common Stock pursuant to an Option;
          (j) “Fair Market Value” means the value per share of Common Stock determined by the most recent appraisal conducted pursuant to the Insurance Services Office, Inc. Employee Stock Ownership Plan;
          (k) “Good Reason” means (i) the Company’s diminution of the Participant’s duties, responsibilities, position, title with the Company, authority, annual base salary, or aggregate level of employee benefits; or (ii) the relocation without consent of the Participant to a location more than thirty (30) miles from Participant’s work location.
          (l) “Key Employee” means any person in the regular full-time employment of the Company who, in the opinion of the Committee, is or is expected to be primarily responsible for the management, growth or protection of some part or all of the business of the Company;

          (m) “Non-Employee Director” means a director on the Board of Directors of the Company who is not employed by the Company;
          (n) “Offer” or “Stock Purchase Offer” means an offer made to a Participant to purchase Common Stock pursuant to Section 7;
          (o) “Offer Agreement” means the written instrument setting forth the terms and conditions pursuant to which a Participant may purchase shares of Common Stock under the Plan in connection with an Offer;
          (p) “Option” or “Nonqualified Stock Option” means a stock option granted pursuant to Section 5 to purchase shares of Common Stock which is intended not to qualify as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”);
          (q) “Participant” means a person to whom one or more Awards or Offers have been granted that have not all been forfeited or terminated under the Plan;
          (r) “Participant Loan” shall mean a loan financed by the Company and issued to a Participant pursuant to Section 8 for the purchase of Common Stock pursuant to an Offer Agreement;
          (s) “Plan” means this 1996 Incentive Plan;
          (t) “Promissory Note” means the written instrument evidencing a Participant Loan made by the Company to a Participant for the purpose of purchasing stock under Section 7;
          (u) “Purchase Date” means the last day of a period of three months commencing on the effective date of an Offer Agreement;

          (v) “Restricted Stock” means shares of Common Stock granted pursuant to Section 6; and
          (w) “Restriction Period” means the period specified in Section 6(b)(i).
          (x) “Retirement” means the Participant has ceased employment with the Company (but not as a result of being terminated for Cause) and has terminated his or her career.
3. Administration of Plan
          The Plan shall be administered by the Committee whose members shall be appointed by the Board of Directors. The Committee shall consist of no less than three members of the Board of Directors. The Committee may adopt its own rules of procedure, and the action of a majority of the Committee, taken at a meeting, or taken without a meeting by unanimous written consent of the members of the Committee, shall constitute action by the Committee. The Committee shall have the power and authority to administer the Plan, and shall make recommendations to the Board of Directors regarding Awards, Offers and Participant Loans. All Awards, Offers and Participant Loans under the Plan shall be approved by the Board of Directors.
4. Awards, Offers and Participant Loans
          The Committee may from time to time make such Awards and/or Offers under the Plan in such form and having such terms, conditions and limitations as the Committee may determine consistent with the terms of the Plan. Awards and/or Offers may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Award and/or Offer under the Plan shall be set forth in an Award Agreement and/or Offer Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan. Any Award to a Non-Employee Director must also be approved in writing by the Board of Directors.

          The Committee shall offer Participant Loans to certain Participants as provided hereunder. The Committee shall determine the terms, conditions and limitations of such Participant Loans in a manner consistent with the Plan. The terms, conditions and limitations of each Participant Loan shall be set forth in a Promissory Note, in a form approved of by the Committee, consistent, however, with the terms of the Plan.
5. Awards of Options
          (a) The Board of Directors may grant from time to time to Key Employees and Non-Employee Directors Nonqualified Stock Options to purchase shares of Common Stock. The terms and conditions with respect to each grant of Options under the Plan shall be consistent with the following unless otherwise specified in the Award Agreement or Option:
          (i) The Exercise Price per share of Common Stock issuable upon the exercise of an Option shall be determined byte Board of Directors at the time of grant of such Option.
          (ii) Exercise of the Option shall be conditioned upon the Participant named therein having met the exercise requirements as stated in the Award Agreement. An Option may be exercisable in whole or in part upon the completion of a required employment period, achievement of certain performance criteria, or a combination thereof, as determined by the Committee. If a Participant’s employment with the Company terminates on account of the Participant’s death, Disability or Retirement, all Options held by the Participant which have not yet become exercisable, but would become exercisable solely upon the completion of a required employment period with the Company, shall immediately become exercisable and shall remain exercisable for a period of twelve months following the date of such termination. If within two years following a Change of Control (as defined in the Award Agreement or Option) the

Participant terminates his or her employment with the Company for Good Reason or the Company terminates the Participant’s employment without Cause, all outstanding Options held by the Participant which have not yet become exercisable shall immediately become exercisable and shall remain exercisable for a period of twelve months following the date of such termination. An Option that becomes exercisable shall remain exercisable until the expiration of ten years from the date of grant of the Option, unless an earlier expiration date is stated in the Award Agreement or the Option ceases to be exercisable pursuant to Section 5(a)(iv) below. The Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber an unexercised Option.
          (iii) Payment in full of the Exercise Price shall be made upon exercise of the related Option and may be made in cash, by the delivery of shares of Common Stock with an aggregate Fair Market Value as of the date of exercise equal to the Exercise Price, or by a combination of cash and such shares whose Fair Market Value as of the date of exercise together with such cash shall equal such Exercise Price.
          (iv) If a Participant’s employment with the Company terminates for any reason other than (A) the Participant’s death, Disability or Retirement (but only with respect to Options that become exercisable solely upon the completion of a required employment period) or (B) within two years following a Change of Control (as defined in the Award Agreement or Option) termination by the Participant for Good Reason or termination by the Company without Cause, any Options held by such Participant which have not yet become exercisable shall terminate and any Options held by such Participant which have become exercisable shall terminate and cease to be exercisable at 5:00 p.m. on the 90th day following the date of such termination or the first day thereafter not a Saturday, Sunday or Holiday except as otherwise provided in Section 10.
          (b) The holder of an Option who decides to exercise the Option in whole or in part shall give notice to the Secretary of the Company of such exercise in writing on a form approved by the Committee. Any exercise shall be effective as of the date specified in the notice of exercise, but not earlier than the date the notice of the exercise, together with payment in full of the Exercise Price and any required withholding taxes, is actually received by the Secretary of the Company.
          (c) Except as otherwise provided in Section 10, at any time after exercise of an Option, the Participant shall have the right to require the Company to purchase Common Stock that the Participant acquired through exercise of an Option. The purchase price of such stock shall be the Fair Market Value on the date the Company receives notice from the Participant of the Participant’s intent to sell such stock to the Company.
          (d) If the Participant’s employment terminates for any reason, including death, Disability or Retirement, upon expiration of the 12-month period immediately following the date of termination, the Company may thereafter require the Participant to sell all shares of Common Stock that the Participant purchased through exercise of an Option to the Company. The sale price of such stock shall be the Fair Market Value on the date the Participant receives notice from the Company that it is exercising the right to require the Participant to sell such shares to the Company.
          (e) Upon expiration of the 5 year period immediately following the date of expiration oaf Non-Employee Director’s term, the Company may thereafter require the Non-

Employee Director to sell all shares of Common Stock that the Non-Employee Director purchased through exercise of an Option or otherwise to the Company. The sale price of such stock shall be the Fair Market Value on the date the Non-Employee Director receives notice from the Company that it is exercising the right to require the Non-Employee Director to sell such shares to the Company.
          (f) The Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Common Stock purchased through exercise of an Option except as provided in subsection 5(c) or 5(d).
6. Awards of Restricted Stock
          The Board of Directors may grant Restricted Stock from time to time to Key Employees and Non-Employee Directors. The terms and conditions with respect to each grant of Restricted Stock under the Plan shall be consistent with the following unless otherwise specified in the Award of Restricted Stock:
          (a) The terms and conditions of each Award of Restricted Stock need not be the same with respect to each Participant. Each Award of Restricted Stock shall be subject to forfeiture as set forth in the Plan and may be otherwise subject to forfeiture as set forth in the provisions of such Award.
          (b) All Awards of Restricted Stock shall be subject to the restrictions set forth in this Section 6(b).
          (i) Subject to the provisions of the Plan and the applicable Award Agreement, the Committee shall establish for each Award of Restricted Stock a period commencing on the date of such Award (the “Restriction Period”). The Committee shall determine the nature, length and/or termination date of such Restriction Period for each Award of Restricted Stock. In the Committee’s discretion, the Restriction Period may terminate after a period of years of continuous employment. The Restriction Period may also be based on the achievement of performance objectives. Such performance objectives, as well as the determination as to when such performance objectives have been achieved shall be determined by the Committee for each Award of Restricted Stock. Performance objectives may vary from Participant to Participant and between groups of Participants and shall be based upon revenues, operating income, operating company contribution, cash flow, income before income taxes, net income, earnings per share, return on equity or assets or total return to stockholders, whether applicable to the Company or any relevant business unit or any combination thereof, as the Committee may deem appropriate. The Restriction Period for any Award issued pursuant to this Section 6 must be scheduled in the applicable Award Agreement such that it terminates within 30 days following the scheduled release of an appraisal of Common Stock pursuant to the ISO Employee Stock Ownership Plan.
          (ii) Shares of Restricted Stock granted to a Participant shall have all the attributes of outstanding shares of Common Stock, including the right to receive dividends and distributions, except certificates for such shares shall be delivered to and held by the Company until the expiration of the Restriction Period with respect to such shares without a prior forfeiture thereof. The Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock during the Restriction Period.
          (iii) Except to the extent otherwise provided in Section 10, upon termination of a Participant’s employment with the Company for any reason, including death, Disability or

Retirement, during the Restriction Period, all shares still subject to restriction shall be forfeited by the Participant.
          (iv) Upon expiration of the Restriction Period with respect to any shares of Restricted Stock without prior forfeiture thereof, certificates therefor held by the Company shall be delivered to the Participant.
          (v) Except as otherwise provided in Section 10, upon the expiration of the Restriction Period with respect to any shares of Restricted Stock without prior forfeiture thereof, or any time thereafter, the Participant shall have the right to require the Company to purchase such shares. The purchase price shall be the Fair Market Value on the date the Company receives notice from the Participant of the Participant’s intent to sell such stock to the Company.
          (vi) Except as otherwise provided in Section 10, upon expiration of the Restriction Period with respect to any shares of Restricted Stock without prior forfeiture thereof, and/or any time thereafter, if the Participant’s employment terminates for any reason, including death, Disability or Retirement, the Company may require the Participant to sell all such shares to the Company. The sale price of such shares shall be the Fair Market Value on the effective date of termination of the Participant’s employment.
          (vii) The Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock after expiration of the Restriction Period except as provided in Subsection 6(c)(v) or 6(c)(vi).
7. Stock Purchase Offers
          The Board of Directors may make from time to time to Key Employees and Non-Employee Directors Offers to purchase Common Stock. The terms and conditions with respect to each Stock Purchase Offer under the Plan shall be consistent with the following unless otherwise specified in the Offer Agreement:
          (a) The Board of Directors shall determine the number of shares of Common Stock offered for purchase or a formula for determination of the number of shares of Common Stock to be offered for purchase. The number of shares of Common Stock offered to each Participant for purchase under this Section need not be the same.
          (b) The purchase price shall be the Fair Market Value on the effective date of the Offer Agreement.
          (c) The stated term of each Offer Agreement shall be three months.
          (d) Each Offer Agreement shall provide that the Participant on the Purchase Date shall purchase all of the shares covered thereby unless the Participant shall have, in the manner provided for in the Offer Agreement, notified the person specified in the Offer Agreement, on or before the Purchase Date, that he or she does not desire to purchase any of such shares or that he or she desires to purchase fewer than all of such shares. Failure to notify as aforesaid shall be deemed an election by the Participant to purchase all of the shares covered by the Offer Agreement on the Purchase Date.
          (e) Each Offer Agreement shall provide that the Participant who has entered into it may at any time on or before the Purchase Date terminate the Offer Agreement in its entirety by delivering written notice in the form and to the person specified in the Offer Agreement.
          (f) Each Offer Agreement shall provide that the Participant, from time to time prior to the Purchase Date, on written notice received by the person specified in the Offer

Agreement at least five business days prior to the end of any calendar month, may elect to purchase on the last day of such month or of any subsequent month (unless the Purchase Date shall first occur) all or fewer than all of the shares covered by the Offer Agreement.
          (g) The Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber a Stock Purchase Offer.
          (h) If a Participant’s employment with the Company terminates for any reason, including the Participant’s death, Disability or Retirement, the Participant’s Offer shall terminate, except as otherwise provided in Section 10.
          (i) Except as otherwise provided in Section 10, if the Participant’s employment terminates for any reason, including the Participant’s death, Disability or Retirement, the Company may require the Participant to sell all shares of Common Stock that the Participant purchased through a Stock Purchase Offer to the Company. The sale price of such shares shall be the Fair Market Value on the effective date of termination of the Participant’s employment.
          (j) Except as otherwise provided in Section 10, at any time after a Participant has purchased Common Stock pursuant to an Offer Agreement, the Participant shall have the right to require the Company to purchase such shares. The purchase price shall be the Fair Market Value on the date the Company receives notice from the Participant of the Participant’s intent to sell such stock to the Company.
          (k) The Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Common Stock purchased through a Stock Purchase Offer other than as provided in subsection 7(i) and 7(j).

8. Loan Program
          The Board of Directors shall offer to each Participant who receives a Stock Purchase Offer under Section 7 hereof, a Participant Loan to purchase stock pursuant to the Participant’s Offer Agreement. The terms and conditions of each Participant Loan under the Plan shall be consistent with the following unless otherwise specified in the terms of the Participant Loan:
          (a) Participant Loans made pursuant to the Plan shall be used by the Participant solely in connection with the purchase of Common Stock through a Stock Purchase Offer.
          (b) Each share of Common Stock purchased with a Participant Loan shall be collateralized as follows: (1) the Participant Loan amount representing 50% of the purchase price of each share of Common Stock shall be collateralized only with the Common Stock purchased with the proceeds of the Participant Loan amount; and (2) the Participant Loan amount representing the remaining 50% of the purchase price shall be collateralized with the Common Stock purchased with the proceeds of the Participant Loan amount and, to the extent that such collateral does not equal the value of the Participant Loan amount, the Committee shall have recourse against the Participant’s personal assets.
          (c) The amount of any Participant Loan offered under the Plan shall not exceed the price of the Common Stock purchased with the proceeds of the Participant Loan. A Participant may elect to borrow less than the foregoing sum, in the Participant’s sole discretion. A Participant shall be eligible for more than one Participant Loan.

          (d) Each Participant Loan made hereunder shall be evidenced by a Promissory Note, in such form and containing such provisions, not inconsistent herewith, as the Committee shall determine.
          (e) Any Promissory Note issued hereunder shall bear interest at a rate to be determined by the Committee, but in no case shall such interest rate be lower than the applicable federal rate as published monthly in Internal Revenue Service Revenue Rulings. The Committee may, in its discretion, determine that interest shall be capitalized.
          (f) The term of the Participant Loan shall be determined by the Committee, but in no case shall the term exceed ten years.
          (g) Each Participant Loan shall require periodic payments of interest accrued on the Participant Loan. The unpaid principal amount and any unpaid interest thereon shall become due and payable on the last day of the term of the Participant Loan. The Company shall have the right to withhold such payments from the Participant’s paycheck.
          (h) Notwithstanding the foregoing, if a Participant sells Common Stock, and such Common Stock was purchased entirely or in part with the proceeds of a Participant Loan, the price paid for such Common Stock shall first be applied to any unpaid principal amount and any unpaid interest thereon. The Participant shall be entitled to the remainder of the price paid by the Company after such amounts have been paid.
          (i) Notwithstanding the foregoing, any dividend issued on Common Stock purchased through a Stock Purchase Offer with the proceeds of a Participant Loan shall, at the discretion of the Committee, be applied to any unpaid principal amount and any unpaid interest thereon.

          (j) Notwithstanding any other provision of the Plan, a Participant who has received a Participant Loan shall have the option to repay in cash or in shares of Common Stock acquired other than through a Stock Purchase Offer (valued at the Fair Market Value on the date of delivery), or in a combination of both, all or any portion of the outstanding balance of the Participant Loan at any time before the Participant Loan becomes due and payable.
          (k) The Participant shall not be permitted to assign a Participant Loan.
9. Limitations and Conditions
          (a) The total number of shares of Common Stock that maybe offered to Key Employees through Awards and Offers under this Plan may not exceed 15% of the total number of issued and outstanding shares of all classes of stock of the Company as of the effective date of the Award Agreement or Offer Agreement, except that the foregoing number of shares may be increased or decreased by the events set forth in Section 10. In the event that the Company makes an acquisition or is party to a merger or consolidation, and the Company assumes awards and/or offers of the company acquired, merged or consolidated which are consistent with and administered pursuant to the provisions of this Plan, shares of Common Stock subject to such awards and/or offers shall not count as part of the total number of shares of Common Stock that may be offered to Key Employees through Awards and Offers under this Plan.
          (b) The total number of shares of Common Stock that may be offered to Non-Employee Directors through Offers under this Plan may not exceed 25% of the total number of shares of Common Stock offered to Key Employees through Offers and the total number of shares of Common Stock that may be offered to Non-Employee Directors under the Plan through Awards may not exceed 25% of the total number of shares of Common Stock offered to Key

Employees through Awards under this Plan, except that the foregoing number of shares may be increased or decreased by the events set forth in Section 10. In the event the Company makes an acquisition or is party to a merger or consolidation, and the Company assumes awards and/or offers of the company acquired, merged or consolidated which are consistent with and administered pursuant to the provisions of this Plan, shares of Common Stock subject to such awards and/or offers shall not count as part of the total number of shares of Common Stock that maybe offered through Awards and Offers under this Plan.
          (c) Any shares that have been made subject to an Award or an Offer that cease to be subject to the Award or the Offer (other than by reason of exercise or payment of the Award or Offer to the extent it is settled in shares) shall again be available for Award or Offer.
          (d) The terms of Awards and Offers granted on or before termination of the Plan may extend beyond termination of the Plan in accordance with the provisions of the Award or the Offer.
          (e) No person who receives an Award or Offer under the Plan which includes shares of Common Stock (which may include shares of Restricted Stock) or the right to acquire shares of Common Stock shall have any rights oaf stockholder (i) as to shares under Awards of an Option until, after proper exercise of the Option, such shares have been recorded on the Company’s official stockholder records as having been issued or transferred, or (ii) as to shares included in Awards of Restricted Stock or purchased pursuant to a Stock Purchase Offer, until such shares shall have been recorded on the Company’s official stockholder records as having been issued or transferred.

          (f) Nothing contained herein shall affect the right of the Company to terminate any Participant’s employment at any time or for any reason.
          (g) Restrictions on Certain Transactions Involving Common Stock. Notwithstanding any other provision of the Plan to the contrary, and unless the Committee otherwise determines, whenever blackout period restrictions are placed on participants in the ISO 401(k) Savings and Employee Stock Ownership Plan, similar restrictions with respect to transactions involving Common Stock under the Plan shall be placed on the Participants over the same period of time. These restrictions can include, but are not limited to, restrictions on (a) award grants under the Plan, (b) exercise of stock options under the Plan, (c) stock redemptions under the Plan, (d) put and call rights under the Plan, and (e) distributions under the Plan. The Company will communicate such restrictions to the Participants and other interested parties within a reasonable period of time in advance of the implementation of such restrictions.
10. Stock Adjustments; Public Offering
          (a) In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, or any other similar corporate event, the Committee may make such adjustments in (i) the aggregate number of shares subject to the Plan and the number of shares that may be made subject to Awards to any individual Participant (ii) the number and kind of shares that are subject to any Option and the Exercise Price per share without any change in the aggregate Exercise Price to be paid therefor upon exercise of the Option, and (iii) the number and kind of shares of outstanding Restricted Stock, as the

Committee shall deem appropriate in the circumstances. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.
          (b) Notwithstanding any provision contained in the Plan, if the Company shall list shares of its capital stock on a United States securities exchange or nationally recognized stock quotation system, no Participant shall thereafter be entitled to require the Company to purchase shares of Common Stock and the Company will not be entitled to require a Participant to sell to the Company shares of Common Stock pursuant to the terms of this Plan.
11. Amendment and Termination
          (a) The Board of Directors shall have the power to amend the Plan. The Board of Directors may, at its discretion, amend Award Agreement(s), Offer Agreement(s) and/or Promissory Notes, provided however, that such amendment(s) may not impair the rights oaf Participant without the consent of such Participant, except to the extent, if any, provided in the Plan, the Award Agreement, the Offer Agreement and/or Promissory Note.
          (b) The Board of Directors may suspend or terminate the Plan at any time. No such suspension or termination shall affect Awards or Offers then in effect.
12. Withholding Taxes
          The Company shall have the right to deduct from any cash payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. Upon a Participant’s exercise of an Option, or upon delivery of Restricted Stock at the expiration of the Restriction Period, the Participant shall be obligated to pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for such withholding taxes. All Restricted Stock Award Agreements shall provide, and any other Award Agreement may provide, that the Participant may elect, in accordance with any conditions set forth in such Award Agreement, to pay any withholding taxes in shares of Common Stock.
13. Legends
          Each certificate issued with respect to a share of Common Stock purchased pursuant to an Option or an Offer or granted pursuant to an Award of Restricted Stock shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such share of Common Stock.
14. Effective Date
          The Plan shall be effective on and as of January 1, 1997 subject to approval thereof by the stockholders of the Company.
          IN WITNESS WHEREOF, this Plan has been executed pursuant to action of its Board of Directors on the 19th day of September, 1996, and amended effective February 26, 1997 pursuant to action of its Board of Directors taken on the 27th day of March, 1997, and further amended December 18, 1997, March 25, 1998, September 16, 1998, and September 18, 2002 pursuant to actions of its Board of Directors taken on such dates.

INSURANCE SERVICES OFFICE, INC.
By:	/s/ Frank J. Coyne
Frank J. Coyne
Chairman, President and Chief Executive Officer

2008 Amendment
to the
Insurance Services Office, Inc. 1996 Incentive Plan
(as Amended through September 18, 2002)
     WHEREAS, Insurance Services Office, Inc. (the “Company”) maintains the Insurance Services Office, Inc. 1996 Incentive Plan, as amended (the “Plan”) in order to attract, retain and provide incentives to key employees and non-employee Directors; and
     WHEREAS, Section 11(a) of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan and any Award Agreements between the Company and any Participant (as defined in the Plan) entered into pursuant to the Plan; and
     WHEREAS, the Board has determined that it is in the best interest of the Company to amend the Plan to permit the use of Awards under the Plan as collateral security for third party loans to Participants
     NOW, THEREFORE, THE PLAN IS HEREBY AMENDED IN THE FOLLOWING RESPECT:
1. New Section 15 is hereby added to the Plan which shall read entirely as follows:
          Section 15. Collateral Assignment.
(a)	Notwithstanding anything to the contrary contained in Section 5(f), 6(vii), 7(k) or any other provision of this Plan or in any Award Agreement, a Participant shall be permitted to pledge or otherwise grant a security interest in such Participant’s shares of Common Stock to a lender to secure a loan or other extension of credit made to such Participant. Such pledge or other security interest shall be subject to all other provisions of the Plan, including, without limitation the right of the Company to repurchase shares of Common Stock set forth in Sections 5(e), 5(f), 6(vi), and 7(i).

(b)	Notwithstanding anything to the contrary contained this Plan or in any Award Agreement, a Participant shall be permitted to collaterally assign such Participants right to require the Company to repurchase shares of Common Stock contained in Sections 5(c), 6(v) or 7(j) of the Plan (or any similar provision of any Award Agreement) to a lender to secure a loan or other extension of credit made to such Participant. Such pledge or other security interest shall be subject to all other provisions of the Plan and/or Award Agreement, including, without limitation, Section 10 of the Plan. Notwithstanding the first sentence of this Section 15(b), a Participant shall not be permitted to assign any such rights to the extent such assignment is prohibited by applicable law, including, without limitation Section 402 of the Sarbanes-Oxley Act of 2002.
     IN WITNESS WHEREOF, the Board has caused this amendment to be executed effective this ___ day of June, 2008.

INSURANCE SERVICES OFFICE, INC.
By:	/s/ Frank J. Coyne
Frank J. Coyne
Chairman, President and Chief Executive Officer

2

STOCK OPTION AGREEMENT
FOR
«Full_Name»
(Revised April 2009)

INSURANCE SERVICES OFFICE, INC.
1996 INCENTIVE PLAN
STOCK OPTION AGREEMENT FOR EMPLOYEES
          THIS AGREEMENT, made effective as of «date» (the “Grant Date”), amends and restates all prior Stock Option Agreements between Insurance Services Office, Inc. (the “Company”) and «Full_Name» (the “Optionee”).
          WHEREAS, the Company has adopted the Insurance Services Office, Inc. 1996 Incentive Plan (the “Plan”) to provide incentives to key employees and directors of the Company;
          WHEREAS, unless otherwise defined herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan; and
          WHEREAS, the Board of Directors has determined to grant the Option (as defined below) to the Optionee as provided herein.
          NOW, THEREFORE, the parties hereto agree as follows:
          1. Definitions. For purposes of this Agreement, the following terms have the following meanings:
               “Business Day” – a day on which banks in the City of New York are generally open for business.
               “Change of Control” – as defined in Section 5.2.
               “Company” – as defined in the Recitals to this Agreement.
               “Competes” – as defined in Section 10.1.
               “Exercise Term” – as defined in Section 4.
               “Final Closing Date” – as defined in Section 9.2.
               “Grant Date” – as defined in the Recitals to this Agreement.
               “Option” – as defined in Section 2.1.
               “Optionee” – as defined in the Recitals to this Agreement.
               “Option Price” – as defined in Section 3.

               “Plan” – as defined in the Recitals to this Agreement.
               “Proposed Closing Date” – as defined in Section 9.1.
               “Prudential Agreement” – the Uncommitted Master Shelf Agreement, dated as of June 13, 2003 (as amended from time to time), among the Company, Prudential Investment Management, Inc., the purchasers and each Prudential affiliate that becomes a party thereto.
               “Retirement” – termination by the Optionee of his or her employment with the Company after he or she (i) has reached age sixty-two (62) and (ii) has been employed by the Company for at least five (5) consecutive years immediately prior to such termination of employment.
               “Section 9.1 Notice” – as defined in Section 9.1.
          2. Grant and Acceptance of Option.
               2.1 The Company hereby grants to the Optionee, effective as of the Grant Date, the right and option (the “Option”) to purchase all or any part of an aggregate number of whole shares of Common Stock specified in Schedule I attached hereto, as amended or supplemented from time to time, subject to, and in accordance with, the terms and conditions set forth in this Agreement.
               2.2 This Agreement shall be construed in accordance with, and shall be subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference).
               2.3 Optionee’s signature and delivery of a copy of this Agreement will not commit the Optionee to purchase any Common Stock that is subject to the Option but will evidence the Optionee’s acceptance of the Option upon the terms and conditions herein stated.
               2.4 The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.
          3. Purchase Price. The price per share of Common Stock at which the Optionee shall be entitled to purchase Common Stock upon the exercise of the Option (the “Option Price”) is set forth on Schedule I hereto.
          4. Duration of Option. Upon becoming exercisable, the Option shall remain exercisable to the extent and in the manner provided herein for a period of 10 years from the Grant Date (the “Exercise Term”), unless the Option earlier ceases to be exercisable pursuant to Section 5(a)(iv) of the Plan or Section 5 hereof.

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          5. Exercisability of Option.
               5.1 Unless otherwise provided in this Agreement, the Plan or the rules that may be adopted by the Committee from time to time under the Plan, the Option shall entitle the Optionee to purchase, in whole at any time or in part from time to time, the total number of shares of Common Stock covered by the Option after the expiration of the period(s) of time set forth in the vesting schedule in Schedule I; provided, however, that if,
(i)	the Optionee ceases to be an employee of the Company on account of the Optionee’s death, Disability or Retirement or,

(ii)	within two years following a Change of Control, the Optionee ceases to be an employee of the Company because the Optionee terminates his or her employment for Good Reason or the Company terminates the Optionee’s employment without Cause, the Option shall immediately be exercisable with respect to the total number of unexercised shares covered by the Option (whether or not the period(s) of time set forth in the vesting schedule in Schedule I shall have expired), and shall remain exercisable for a period of twelve months following the date the Optionee ceased to be an employee of the Company.
               5.2 A “Change of Control” shall occur if the Company, in a single transaction or series of related transactions, is merged with, consolidated into, or acquired by, another corporation, and after such transaction or series of transactions, (a) any person or group (within the meaning of Rule 13d-5 promulgated under the Securities Act of 1934), other than (i) the Optionee, acting alone or in concert with others; (ii) one or more ISO employee benefit plans; or (iii) a combination of (i) and (ii), shall beneficially own or control more than 25% of any class of voting securities entitled to vote for Class A directors, or (b) any person or group, other than the Board acting independently of any security holder and other than as set forth in (ii) and (iii), shall possess the power, contractual or otherwise to elect a majority of the Board of Directors.
               5.3 For purposes of this Agreement, any transfer of the Optionee’s employment from the Company to any subsidiary, related entity, or affiliate of the Company, with or without the Optionee’s consent, shall not constitute termination of the Optionee’s employment with the Company. Upon any such transfer of the Optionee’s employment, the definition of “Company” shall thereafter include any subsidiary, related entity or affiliate as appropriate to the context in which such term is used.

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               5.4 If the Optionee’s employment is terminated by the Company for Cause, the Option shall immediately terminate with respect to all shares covered by the Option whether or not previously exercisable.
               5.5 If the Optionee’s employment with the Company terminates for any reason other than those set forth in Sections 5.1 and 5.4 of this Agreement, the Option (i) shall immediately terminate with respect to any shares which have not yet become exercisable and (ii) shall terminate and cease to be exercisable with respect to any previously exercisable shares at 5:00 p.m. on the 90th day following the date of such termination or, if such day is not a Business Day, on the first day thereafter that is a Business Day.
          6. Manner of Exercise and Payment.
               6.1 Subject to the terms and conditions of this Agreement, the Award Agreement (if any) and the Plan, the Option may be exercised by delivery of written notice to the Secretary of the Company or his designee, at its principal executive office. Such notice shall state that the Optionee is electing to exercise the Option, the number of shares of Common Stock in respect of which the Option is being exercised and whether the Optionee wishes to sell any shares of Common Stock to the Company in respect of payment of the minimum amount of withholding taxes. The notice shall be signed by the person or persons exercising the Option and shall be an irrevocable election to exercise such Option. If requested by the Committee, such person or persons shall (i) deliver this Agreement to the Secretary of the Company who shall endorse thereon a notation of such exercise; and (ii) provide satisfactory proof as to the right of such person or persons to exercise the Option.
               6.2 The notice of exercise described in Section 6.1 hereof shall be accompanied by the full purchase price for the Common Stock in respect of which the Option is being exercised, together with payment of any applicable withholding taxes. The purchase price shall be payable in cash, by delivery of shares of Common Stock previously purchased by the Optionee and held for more than six months and one day prior to such delivery, or by a combination of such forms of payment. Any applicable withholding taxes shall be payable in cash, by delivery of shares of Common Stock previously purchased by Optionee and held for more than six months and one day prior to such delivery, or by direction to the Company to withhold that number of shares of Common Stock sufficient to satisfy the minimum required statutory withholding obligation, or by a combination of such forms of payment. The determination of the minimum statutory withholding requirement will be based on the applicable minimum statutory withholding rates required by the relevant tax authorities (federal, state and local), including the employee’s share of payroll taxes that are applicable to the supplemental taxable income arising from the exercise of options. Any exercise shall be effective as of the date specified in the notice of exercise, provided that such date is not

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later than 10 days following the date of notice of exercise and not earlier than the date that the Company actually receives the full purchase price for the Common Stock in respect of which the Option is being exercised and the amount of any applicable withholding taxes to be paid.
               If the Optionee shall elect to pay all or a portion of the purchase price of the Option by delivery of shares of Common Stock previously purchased by the Optionee, (i) the shares of Common Stock being delivered by Optionee to the Company shall be valued at Fair Market Value on the date of delivery; (ii) Optionee shall execute and deliver a certificate as stated in Section 9.7; and (iii) Optionee shall deliver to the Company certificates evidencing the shares of Common Stock, duly endorsed in blank, and, if the Company so requests, with signatures guaranteed to the Company.
               6.3 Upon receipt of notice of exercise as set forth in Section 6.1, full payment as specified in Section 6.2 and any other documentation which may be reasonably required by the Committee, the Company shall, subject to the Plan, any Award Agreement and this Agreement, take such action as may be necessary to effect the transfer to the Optionee of the number of shares of Common Stock as to which such exercise was effective.
               6.4 The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Common Stock subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Optionee shall have paid the full purchase price for the number of shares of Common Stock in respect of which the Option was exercised and any applicable withholding taxes; (ii) the Company shall have issued and delivered one or more certificates evidencing the Common Stock to the Optionee; and (iii) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company, whereupon the Optionee shall have full voting and other ownership rights with respect to such Common Stock.
          7. Representations and Warranties of the Company. The Company hereby represents and warrants to Optionee as follows:
               7.1 This Agreement has been duly executed and delivered by the Company and is valid and binding upon the Company.
               7.2 The Company has taken all necessary corporate action to authorize and reserve for issuance sufficient authorized and unissued shares of Common Stock to effect the issuance of all of the shares of Common Stock upon exercise of the Option.

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               7.3 The shares of Common Stock to be issued upon due exercise, in whole or in part, of the Option, when paid for and delivered as provided herein, will be duly authorized, validly issued, fully paid and non-assessable.
               7.4 The Company is not subject to or obligated under any provision of its Certificate of Incorporation or Bylaws (both as amended and restated on the date of this Agreement) or subject to any order, decree, agreement, indenture, instrument, law, rule or regulation which would be breached or violated by its executing and carrying out this Agreement.
          8. Representations and Warranties of Optionee. Optionee hereby represents and warrants to the Company as follows:
               8.1 This Agreement has been duly executed and delivered by Optionee and is valid and binding upon Optionee.
               8.2 If Optionee exercises the Option, Optionee will not acquire any shares of Common Stock upon such exercise with a view to any public distribution thereof within the meaning of the Securities Act of 1933, as amended.
          9. Repurchase Provisions.
               9.1 Except as otherwise provided in paragraph (b) of Section 10 of the Plan, entitled “Stock Adjustments; Public Offering,” and subject to any restrictions that may be placed from time to time on transactions of Common Stock as provided in Section 9(g) of the Plan, at any time commencing with the date that is six months and one day after exercise of an Option, except as provided in Section 6.2 with respect to withholding of shares at exercise sufficient to satisfy the minimum required withholding obligation, the Optionee shall have the right to require the Company to purchase Common Stock that the Optionee acquired through exercise of an Option. The purchase price of such stock shall be the Fair Market Value on the date the Company receives written notice from the Optionee of the Optionee’s intent to sell such Common Stock to the Company (the “Section 9.1 Notice”). Except as provided in Section 9.5 hereof, the Section 9.1 Notice shall be irrevocable. The Optionee shall set forth in such notice the proposed date of closing of the purchase by the Company of the Common Stock (the “Proposed Closing Date”), which date shall be no earlier than eight (8) Business Days following the date of receipt by the Company of the notice, and not later than thirty (30) days following receipt of such notice. The Optionee may give such notice prior to the date that is six months and one day following the exercise of the Option. Except as provided in Section 9.2 of this Agreement, the Company shall pay the purchase price in cash by check or wire transfer to an account designated by the Optionee five (5) Business Days prior to Closing against delivery by the Optionee of certificates evidencing the Common Stock, duly endorsed in blank, with signatures guaranteed.

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               9.2 For Options granted by the Company after December 31, 2001, where the Company has received a Section 9.1 Notice from the Optionee, the Company may elect to defer the Proposed Closing Date by delivering written notice of such deferral to the Optionee. Such written notice shall be delivered on or before the Proposed Closing Date and shall set forth the new closing date selected by the Company (the “Final Closing Date”), which shall be (i) no later than one year following the Proposed Closing Date for Options granted before January 1, 2005 and (ii) no later than two years following the Proposed Closing Date for Options granted after December 31, 2004. The Company shall have the right, but not the obligation, to close the transaction prior to the Final Closing Date by delivering notice to the Optionee that it is exercising such right, and proposing a date of closing of the purchase, which date shall be no earlier than eight (8) Business Days and no later than thirty (30) days following the date the Company delivers notice. On the Final Closing Date, or such earlier closing date as to which the Company has given due notice, the Company shall pay the purchase price and any unpaid interest pursuant to Section 9.3 in cash by check or wire transfer to an account designated by the Optionee five (5) Business Days prior to the closing against delivery of certificates evidencing the Common Stock, duly endorsed in blank, with signatures guaranteed.
               9.3 Notwithstanding the Company’s election to defer the closing date in accordance with Section 9.2, the purchase price for the stock shall remain the Fair Market Value on the date the Company received the Section 9.1 Notice. In full consideration of such deferral, the Optionee shall be entitled to receive from the Company and the Company shall be obligated to pay to the Optionee interest on the unpaid purchase price from the date the Company received the Section 9.1 Notice to the actual date of closing. Such interest shall be payable monthly in arrears. The rate of such interest shall be the Prime Rate as published in The Wall Street Journal in effect on the date the Company delivers its notice of deferral to the Optionee.
               9.4 Until the Optionee receives payment of the purchase price for the shares of Common Stock that are the subject of the Section 9.1 Notice, the Optionee shall continue to have full rights as a shareholder of the Company with respect to such shares.
               9.5 Within thirty (30) days following receipt of a notice from the Company electing to defer the closing date in accordance with Section 9.2, the Optionee may rescind the Section 9.1 Notice previously given by the Optionee by giving written notice of such rescission to the Company. Upon the Optionee’s giving of such notice of rescission, the Section 9.1 Notice shall be deemed null and void, ab initio.
               9.6 Except as otherwise provided in paragraph (b) of Section 10 of the Plan, entitled “Stock Adjustments; Public Offering,” upon expiration of the twelve-month period immediately following the date Optionee shall cease to be an

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employee of the Company, the Company may thereafter require the Optionee to sell all shares of Common Stock that the Optionee purchased through exercise of an Option or otherwise to the Company. The sale price of such Common Stock shall be the Fair Market Value on the date the Company delivers notice to the Optionee that it is exercising the right to require the Optionee to sell such shares to the Company. The Company shall set forth in such notice the proposed date of closing of the purchase by the Company of the Common Stock, which date shall be no earlier than eight (8) Business Days following the date the Company delivers notice and no later than thirty (30) days following delivery of such notice. The Company shall pay the purchase price in cash by check or wire transfer to an account designated by the Optionee five (5) Business Days prior to closing against delivery of certificates evidencing the Common Stock, duly endorsed in blank, with signatures guaranteed.
               9.7 At the closings relating to the purchase and sale of Common Stock specified in the second paragraph of Section 6.2, Sections 9.1, 9.2 and 9.6, Optionee shall deliver a certificate to the Company certifying as follows:
               (a) The shares of Common Stock being delivered to the Company are free and clear of all liens and encumbrances other than those created by this Agreement; and
               (b) The Optionee is not subject to or obligated under any order, decree, agreement, law, rule or regulation which would be breached or violated by the sale of the shares of Common Stock to the Company.
               9.8 Notwithstanding anything to the contrary contained in this Agreement, the Optionee shall have no right to require the Company (or any of its subsidiaries) to purchase shares of Common Stock that the Optionee acquired through exercise of an Option granted on or after the date of this Agreement if, after giving effect to the Optionee’s Section 9.1 Notice with respect to such shares either on the date of such notice, on the Proposed Closing Date set forth in such notice or on the Final Closing Date, (i) a Default or Event of Default (each defined in the Prudential Agreement) shall have occurred and be continuing under the Prudential Agreement or (ii) a similar default or event of default shall have occurred and be continuing under any other borrowing agreement of the Company. This Section 9.8 shall be binding on any assignee or transferee of the Optionee. The Optionee and the Company agree not to amend the provisions of this Section 9.8 without the prior written consent of the Required Holders (as defined in the Prudential Agreement).
          10. Rescission of Grant or Exercise by the Company
               10.1 If, within one (1) year following the date of Optionee’s Retirement, Optionee Competes with the Company, the Company may elect to rescind

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any grant of options which vested solely by reason of Optionee’s Retirement. Such rescission shall become effective when written notice of the Company’s election to rescind is sent to the Optionee. Any grant as to which the Company has sent a notice of rescission shall be null and void. For purposes of this Agreement, “Competes” shall mean that the Optionee, for himself or for any third party, directly or indirectly: (i) diverts or attempts to divert from the Company any business of any kind in which the Company is engaged, including without limitation, the solicitation or interference with any of the Company’s suppliers or customers that have used or provided, as the case may be, products or services of the Company within the twenty-four (24) month period prior to the date the Optionee solicits or interferes with such supplier or customer; (ii) employs or solicits for employment, any person employed by the Company during the period of such person’s employment and for a period of one (1) year thereafter; (iii) engages in any business activity that is competitive with the activities of the Company prior to the Optionee’s Retirement; or (iv) directly or indirectly invests in any entity whose business activity is competitive with the activities engaged in by the Company; except that in each case the foregoing provisions will not be deemed breached merely because the Optionee owns not more than 1% of the outstanding common stock of any competitor, if, at the time of its acquisition by the Optionee, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange. For purposes of this Agreement, “Competes” shall include, by way of example and not by way of limitation, the disclosure by the Optionee to any third party, whether or not a competitor of the Company, of any trade secret or other confidential or proprietary information of the Company.
               10.2 If, following his or her Retirement, the Optionee exercises any options as to which the Company would have had, but for such exercise, a right of rescission pursuant to Section 10.1, the Company may elect to rescind any such exercise by (i) providing written notice of such rescission to the Optionee, (ii) returning to the Optionee the purchase price received by the Company from the Optionee in respect of such exercise, and (iii) canceling on the Company’s share register the shares issued in respect of such rescinded exercise. If the Optionee has sold the Common Stock issued in respect of such rescinded exercise, the Optionee shall pay to the Company within five (5) days of receiving such written notice an amount equal to the purchase price received by the Optionee for such Common Stock.
          11. Nontransferability. The Optionee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber all or any portion of an unexercised Option. During the life of the Optionee, the Option shall be exercisable only by the Optionee or the Optionee’s guardian or legal representative.
          12. No Right to Continued Employment. Nothing in this Agreement, any Award Agreement or the Plan shall be interpreted or construed to confer upon the

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Optionee any right with respect to continuation of employment by the Company, nor shall this Agreement, any Award Agreement or the Plan interfere in any way with the right of the Company to remove the Optionee as an officer or employee of the Company.
          13. Adjustments. If any of the corporate capital transactions described in Section 10 of the Plan, entitled “Stock Adjustments; Public Offering,” occurs, the Committee shall make appropriate adjustments to the number and kind of securities subject to the Option and any previously granted option and the purchase price for such securities as the Committee shall deem appropriate in the circumstances. The determination by the Committee as to the terms of any adjustment shall be conclusive and binding.
          14. Withholding of Taxes. The Company shall have the right to deduct from cash payments to Optionee hereunder any federal, state and local income taxes and other amounts as may be required by law to be withheld with respect to such payment.
          15. Optionee Bound by the Plan. The Optionee hereby acknowledges receipt of a copy of the Plan, as amended, and agrees to be bound by all terms and provisions thereof. The Optionee acknowledges he or she has been afforded access to such financial and other information relating to the Company, its business, operations, and prospects as the Participant shall have requested.
          16. Modification of Agreement. This Agreement may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by a written instrument executed by each of the parties hereto.
          17. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.
          18. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law.
          19. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon each successor to the Company. This Agreement shall inure to the benefit of the Optionee’s legal representatives. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon the Optionee’s heirs, executors, administrators, and successors.

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          20. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction, or application of this Agreement shall be determined by the Committee. Any determination made by the Committee hereunder shall be final, binding, and conclusive on the Optionee and the Company for all purposes.
          21. Confidentiality. The Optionee shall keep in strict confidence and shall not disclose any of the terms and conditions of this Agreement to any other party, except to Optionee’s legal or financial advisors or family members who have a need to know the terms and conditions of the Agreement or except to the extent required by law.
          22. Legend.
          Each certificate representing Shares and any subsequent certificate deriving from such certificate shall bear the following legend:
          “The shares evidenced by this Certificate have been issued pursuant to the Company’s 1996 Incentive Plan and are subject to restrictions as set forth in such plan, the Stock Option Agreement dated as of [the Grant Date] between the Company and the registered holder of such shares, and the Company’s Restated Certificate of Incorporation and Bylaws.
          The shares evidenced by this Certificate have not been registered under the Securities Act of 1933 with the Securities and Exchange Commission or under any state securities law with any state securities commission and may not be sold, transferred or assigned in the absence of an effective registration statement or an exemption from registration.”
          23. Notices. Any notice, request, consent, waiver or other communication required or permitted to be delivered hereunder shall be effectively delivered only if it is in writing and personally delivered or sent by Express Mail, Federal Express or similar overnight delivery service, addressed as set forth below, or sent by facsimile to the number set forth below with confirmation received and followed by a writing personally delivered or sent by Express Mail, Federal Express or similar overnight delivery service.
          If to Optionee:
          The address specified in Schedule I.

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If to ISO:

INSURANCE SERVICES OFFICE, INC.
545 Washington Boulevard
Jersey City, New Jersey 07310-1686
Attention: Secretary
Facsimile: (201) 748-1429
or such other person or address or to such other facsimile number as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice or communication shall be deemed to have been delivered as of the date of acknowledged receipt.
[Remainder of page intentionally left blank]

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INSURANCE SERVICES OFFICE, INC.
By:
Mark V. Anquillare
Senior Vice President and Chief Financial Officer

OPTIONEE:

I hereby (i) acknowledge that the Insurance Services Office, Inc. 1996 Incentive Plan was amended on September 18, 2002 to place restrictions on transactions of ISO common stock when similar restrictions are placed on transactions of common stock in the ISO 401(k) and Employee Stock Ownership Plan; (ii) agree, acknowledge and consent that any and all Awards granted to me under the Plan (and any and all securities received in respect of such Awards), whether past, present or future, shall be bound by the terms and conditions as set forth in the Plan, as so amended, including, but not limited to, the restrictions described above; and (iii) acknowledge receipt of the Plan, as so amended.

«Full_Name»

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